(logo) WELLS

           FARGO

Corporate Trust Services

N9300-070

600 S 4th Street, 7th Floor

Minneapolis, MN 55415-1526

jane.e.labouliere@wellsfargo.com

Annual Statement of Compliance

On November 1, 2021, Wells Fargo Bank, N.A. and certain of its affiliates sold substantially all its Corporate Trust Services business to Computershare Trust Company, N.A. ("Computershare Trust Company"), Computershare Delaware Trust Company, and Computershare Limited. During the calendar year ending December 31, 2022, for most transactions listed on Schedule I hereto, Wells Fargo Bank, N.A. did not transfer its roles, and the duties, rights, and liabilities for such roles for such transactions to Computershare Trust Company or an affiliate and performed virtually all of its obligations through Computershare Trust Company as its agent. During the calendar year ending December 31, 2022, for the remaining transactions listed on Schedule I hereto, Wells Fargo Bank, N.A. transferred its roles, and the duties, rights and liabilities for such roles under the relevant transaction agreements to Computershare Trust Company (the "2022 Transferred Role(s) Transactions"). Prior to the date of transfer for the 2022 Transferred Role(s) Transactions, Wells Fargo Bank, N.A. remained in the related role and performed virtually all its obligations through Computershare Trust Company as its agent. On and after the date of transfer for the 2022 Transferred Role(s) Transactions, Computershare Trust Company assumed the roles under the related agreements for such transactions. For each transaction listed thereon, Schedule I hereto identifies the Reporting Period for which Wells Fargo Bank, N.A. remained in the related role (performing virtually all its obligations through Computershare Trust Company as its agent). Computershare Trust Company’s obligations as agent for Wells Fargo Bank, N.A. are set forth in a servicing agreement between the parties.

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., in its applicable capacity(ies) as listed on Schedule I ("Wells Fargo"), hereby certifies either (i) as of and for the year ending December 31, 2022 (the "Full-Year Reporting Period") or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto, (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period"), in each case as applicable, as follows:

(a)      A review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement, including a review of the activities and performance of its agent Computershare Trust Company during the Reporting Period, has been made under such officer’s supervision; and

(b)     To the best of such officer’s knowledge, based on such review, Wells Fargo, either directly, or through its agent Computershare Trust Company, has fulfilled all its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

March 1, 2023

/s/ Jane Labouliere

Jane Labouliere

Senior Vice President

/s/ Robin A. Phelan

Robin A. Phelan

Vice President

Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)	Reporting Period
Wells Fargo Commercial
Mortgage Trust 2021-C60
Commercial Mortgage Pass-	Pooling and
Through Certificates, Series	Servicing		Certificate	01/01/2022 -
2021-C60	Agreement	07/01/2021	Administrator	12/31/2022

Material Instance(s) of Non-Compliance

List of exemptions for Wells Fargo Commercial Mortgage Trust 2021-C60 Commercial Mortgage Pass- Through Certificates, Series 2021-C60:

Computershare Trust Company, N.A. made the April 18, 2022 distribution (the "April Distribution") due to certificate holders of the Wells Fargo Commercial Mortgage Trust 2021-C60 Commercial Mortgage Pass- Through Certificates, Series 2021-C60 transaction one business day late on April 19, 2022. The inadvertent delay in the required distribution, consisting of approximately $2.65 million, was caused by an administrative error relating to the calculation of the payment date in an internal system due to Good Friday. The error resulted in a delay in the release of the payment information to the payment processing system, which in turned caused the late distribution. The impact of this error was limited to the April Distribution. In an effort to prevent similar errors from occurring, Computershare Trust Company, N.A. has updated the payment date calculation process in its systems.

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